Exhibit 10.12

September 3, 2009

Marc L. Belsky

[Home Address]

Dear Marc,

We are very pleased to offer you employment with Five Prime Therapeutics, Inc. as Vice President, Finance.

We would like for your full-time employment with the Company to begin at your earliest convenience, but no later than Friday, October 2, 2009.

You will be paid at a bi-weekly rate of $8,846.40 which is approximately equivalent to $230,000 per year. Once you begin full-time employment, you will be eligible to receive FivePrime’s package of benefits that will be available to all regular, full-time employees. These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

Starting from your date of hire, you will be eligible to participate in the Company’s Bonus Program based on an assessment of meeting individual goals as well as the Company’s attainment of corporate goals. Your target bonus amount is 30% of your base salary or $69,000 and will be prorated for 2009. Due to the current economic environment, for the 2009 performance year all executive bonuses at FivePrime, including yours, will be paid 50% in cash and 50% in stock options.

Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 175,000 shares of the Company’s common stock. The exercise price per share will be the market price set by the Board of Directors at date of grant. Twenty-five percent (25%) of the shares will vest on the first anniversary of your date of hire, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months. Other grant terms will be as provided in the 2002 Equity Incentive Plan, your grant notice, and the stock option agreement that you will need to sign.

During your tenure with the Company, you will be expected to abide by Company policies and procedures. As a condition of your employment, you will be required: 1) to provide the Company with proof of your right to work in the United States; and 2) to sign and comply with the Company’s Employee Confidentiality and Inventions Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime’s proprietary information.

In your work for the Company, you will be expected to refrain from use or disclosure of any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Further, you agree that you will not bring onto Company premises any unpublished documents or property of any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying the Company. Likewise, FivePrime may terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

This letter, together with the Employee Confidentiality and Inventions Assignment Agreement, will constitute the complete and exclusive statement of your employment agreement with FivePrime, and their terms supersede any other oral or written agreements or promises made to you.

Please fax this page to Five Prime Therapeutics, Inc. by the end of the business day on Thursday, September 10, 2009. The fax should be addressed to Lauretta Cesario using the fax number 415-365-5601.

Again, we are very pleased to make this offer of employment to you. We are confident that our relationship can be mutually rewarding and that your contributions will be important to the Company and its mission. We look forward to having the opportunity to continue to build a vibrant and successful company with you.

Very truly yours,

/s/ Julia P. Gregory
Julia P. Gregory
President and CEO

Accepted:

/s/ Marc L. Belsky
Marc L. Belsky

9/5/2009
Date